Exhibit 99.1

DZS Announces CFO Departure
Misty Kawecki to step down as CFO in September; Brian Chesnut to become interim CFO
DALLAS, Texas, USA, Sept. 13, 2024 – DZS (OTC: DZSI), a developer of Networking and Connectivity solutions enabling broadband everywhere, today announced that Chief Financial Officer (CFO) Misty Kawecki will step down at the end of September following the successful completion of the company’s financial restatement.
“The Board of Directors and I appreciate Misty guiding us through the completion of our restatement process,” said Charlie Vogt, President and CEO, DZS. “With the restatement now behind us, and our regional go-to-market strategy squarely focused on North America, EMEA and ANZ following the divestiture of the Asia business and our acquisition of NetComm, we must turn the page and focus on a new chapter leveraging the industry’s most advanced networking and connectivity solutions.”
In April 2024, DZS appointed Brian Chesnut as Chief Accounting Officer (CAO). Mr. Chesnut joined DZS from Continental Battery, a ~$1 billion market leading battery systems company. He received his Master’s of Accounting from the University of Utah along with dual Bachelor’s degrees in Accounting and Finance. He is a Certified Public Accountant (CPA). He is licensed in the states of Texas and Utah.
Mr. Chesnut has been named the interim Chief Financial Officer.
“It has been a dynamic market environment over the past several years fueled and impacted by the Covid pandemic,” said Misty Kawecki. “I am grateful to have had the opportunity to lead a committed finance team that persevered through multiple acquisitions, a global ERP implementation and financial restatement. Charlie is a visionary with valuable relationships that span the broadband industry, and I am grateful to have worked alongside such a committed and resilient leader as well as his talented management team.”
About DZS
DZS Inc. (OTC: DZSI) a developer of Networking and Connectivity solutions enabling broadband everywhere.
DZS, the DZS logo, and all DZS product names are trademarks of DZS Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change.
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of the Company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings. In addition, additional or unforeseen effects from the COVID-19 pandemic and the global economic climate may give rise to or amplify many of these risks. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. DZS undertakes no obligation to update or revise any forward-looking statements for any reason.

For further information see: www.DZSi.com
DZS on Twitter: https://twitter.com/dzs_innovation
DZS on LinkedIn: https://www.linkedin.com/company/DZSi/
Investor Inquiries:
Geoff Burke, SVP Marketing and Investor Relations
Email: IR@dzsi.com